Exhibit 99.1

Keryx Biopharmaceuticals Announces First Quarter 2016 Financial Results

•	Company reported $6.8 million in first quarter total revenues, including $5.6 million of Auryxia™ (ferric citrate) net U.S. product sales

•	2016 product sales and cash operating expense guidance reiterated

•	Company on track to submit supplemental new drug application (sNDA) in the third quarter of 2016 seeking to expand ferric citrate’s indication

BOSTON, MA, April 28, 2016 – Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX), a biopharmaceutical company focused on bringing innovative medicines to people with renal disease, today announced its financial results for the first quarter ended March 31, 2016.

“In March, our recently expanded and fully trained field team began calling on physicians, dietitians and the entire dialysis care team to enhance awareness of Auryxia and drive increased adoption,” said Greg Madison, chief executive officer of Keryx Biopharmaceuticals. “Through the expansion of our field team, we are able to increase the reach and frequency of contact with the treating community, and I am confident that with their efforts we will continue to increase uptake of Auryxia in people with chronic kidney disease (CKD) on dialysis.”

Mr. Madison continued, “In the first quarter, we announced positive top-line results from our pivotal Phase 3 study evaluating ferric citrate in people with non-dialysis dependent CKD struggling with iron deficiency anemia (IDA). These results bring us one step closer to treating another important complication of CKD. The rapid, durable and significant responses observed with ferric citrate in the study were a major milestone for Keryx and confirmed the unique attributes of ferric citrate’s mechanism of action, which delivers iron orally through the body’s natural absorption process. As we look ahead, our top priorities for this year are to increase adoption of Auryxia in the dialysis setting, submit a regulatory application seeking label expansion, and prepare for potential launch in 2017 in the new indication.”

FIRST QUARTER 2016 BUSINESS HIGHLIGHTS

Auryxia Commercialization

•	Auryxia net U.S. product sales for the first quarter of 2016 were $5.6 million compared with $0.4 million in the first quarter of 2015. First quarter 2016 Auryxia product sales resulted from approximately 9,150 prescriptions, which represented 17 percent growth in total prescriptions compared to the fourth quarter of 2015.

•	In the first quarter of 2016, cumulative target physicians who have written a prescription for Auryxia increased approximately 25 percent from the fourth quarter of 2015. This reflects continued efforts to increase the breadth of physicians prescribing Auryxia.

Potential Label Expansion

Pivotal Phase 3 Trial Aimed at Increasing the Number of Adults Eligible for Treatment with Ferric Citrate

•

In March, the company announced that its 24-week pivotal Phase 3 trial evaluating ferric citrate for the treatment of iron deficiency anemia in adults with stage 3-5 non-dialysis dependent CKD demonstrated statistically significant differences between ferric citrate- and placebo-treated patients for the primary and all pre-specified secondary endpoints. Specifically, 52 percent (61/117) of patients who received ferric citrate achieved the primary endpoint, which was a 1g/dL or greater rise in hemoglobin at any time point during the 16-week randomized efficacy period, compared with 19 percent (22/115) in the placebo group (p<0.001). Importantly, the vast majority of patients who achieved the primary endpoint (57/61) had a durable response. In terms of safety, during the randomized efficacy period, the majority of adverse events reported were mild to moderate, with the most common being diarrhea. Read the full press release of the top-line Phase 3 results here.

•	The company intends to submit an sNDA for approval to the U.S. FDA in the third quarter of 2016.

•	Keryx plans to submit detailed Phase 3 results for presentation at the American Society of Nephrology’s 2016 Kidney Week taking place November 15 – 20, 2016, and plans to submit data for possible publication in a peer reviewed medical journal.

Corporate

•	In April, Keryx announced new appointments and changes to its board of directors.

First Quarter Ended March 31, 2016 Financial Results

“As a result of our continued focus on commercial execution and fiscal discipline, we met or exceeded all of our internal financial goals in the first quarter and, therefore, are progressing nicely toward achieving our previously stated 2016 full year financial objectives,” said Scott Holmes, chief financial officer of Keryx. “The passion and commitment that my colleagues at Keryx bring to work each day both in the field and in our home office will drive us to achieve our goals in 2016 and beyond.”

At March 31, 2016, the company had cash and cash equivalents of $170.5 million.

Total revenues for the quarter ended March 31, 2016 were approximately $6.8 million, compared with $1.2 million during the same period in 2015. Total revenues for the quarter consisted of Auryxia net U.S. product sales of $5.6 million, and license revenue of $1.2 million associated with royalties received on ferric citrate net sales from Keryx’s Japanese partner.

Cost of goods sold for the quarter ended March 31, 2016 was $1.1 million or 19 percent of Auryxia net U.S. product sales, as compared with $0.1 million or 18 percent during the same period in 2015.

Research and development expenses for the quarter ended March 31, 2016 were $7.6 million compared with $9.6 million during the same period in 2015. The decrease was primarily due to a decrease in costs associated with the company’s recently completed Phase 3 clinical trial evaluating ferric citrate for the treatment of IDA in adults with stage 3-5 non-dialysis dependent CKD.

Selling, general and administrative expenses for the quarter ended March 31, 2016 were $20.8 million, as compared with $18.9 million during the same period in 2015. The increase was primarily related to incremental costs associated with hiring and onboarding of Keryx’s expanded field team.

Net loss for the first quarter ended March 31, 2016 was $41.0 million, or $0.39 per share, compared to a net loss of $27.7 million, or $0.28 per share, for the comparable quarter in 2015. The company’s net loss for the quarter ended March 31, 2016 includes $15.7 million in non-cash interest expense related to amortization of the debt discount on its convertible senior notes, as well as a $2.0 million non-cash charge related to the increase in fair value of the derivative liability that was recorded in connection with the issuance of the convertible senior notes.

Cash Operating Expenses (a non-GAAP measurement)*

Total operating expenses (excluding cost of goods sold and license expenses) for the first quarter ended March 31, 2016 were $28.4 million, which included $4.5 million in non-cash expenses, thereby making cash operating expenses $23.9 million for the first quarter. During the same period in 2015, total operating expenses were $28.5 million, which included $4.5 million in non-cash expenses, thereby making cash operating expenses $24.0 million.

Non-cash expenses referenced above include stock-based compensation expense, depreciation expense and certain non-cash commercial expenses, such as product samples.

2016 Financial Guidance

This section contains forward-looking guidance about the financial outlook for Keryx Biopharmaceuticals

Keryx today reiterated the following financial guidance provided in February 2016.

Auryxia net U.S. product sales: Keryx expects full year 2016 Auryxia net U.S. product sales to be in the range of $31 to $34 million, and expects sales to ramp throughout the year, as it realizes the full impact of its expanded field team.

Cash operating expenses: Keryx expects its 2016 cash operating expenses will be in the range of $87 to $92 million. Cash operating expense guidance excludes cost of goods sold, license expenses, and other non-cash expenses.*

*	Please refer to the section below titled “Use of Non-GAAP Financial Measures” for information about Keryx’s use of non-GAAP financial measures.

Conference Call Information

Keryx will host an investor conference call today, Thursday, April 28, 2016, at 8:00 a.m. ET to discuss financial results for the first quarter of 2016. In order to participate in the conference call, please call 1-(888) 396-2320 (U.S.), 1-(774) 264-7560 (outside the U.S.), call-in ID: 90827914. The call will also be webcast with slides, which will be accessible through the Investors section of the company’s website at www.keryx.com. The audio replay will be available at http://www.keryx.com for a period of 15 days after the call.

About Non-Dialysis Dependent Chronic Kidney Disease and Iron Deficiency Anemia

It is estimated that approximately one in 10 U.S. adults are affected by CKD, which has no cure. Treatment today consists of measures to help control signs and symptoms, reduce the impact of many complications to make a person more comfortable and slow disease progression.

Iron deficiency anemia is one of the most common complications of chronic kidney disease. IDA develops early in the course of CKD and worsens with disease progression, is extremely prevalent in the non-dialysis dependent CKD population and is associated with fatigue, lethargy, decreased quality of life and is also believed to be associated with cardiovascular complications, hospitalizations, and increased mortality. There are five stages of CKD; in stages 1 and 2 people are typically under the care of a primary care physician and have a mild loss of kidney function. Typically, as people progress to stage 3 hemoglobin levels begin to fall, the patient experiences moderate to severe loss of kidney function and is generally referred to a nephrologist. Stage 4 is characterized as advanced disease with multiple complications. Stage 5 is considered kidney failure and the stage in which a patient would often initiate dialysis. It is estimated that approximately 1.6 million adults with stage 3-5 CKD in the U.S. alone are also afflicted with iron deficiency anemia. Currently available oral iron supplements are associated with limited efficacy and dose-limiting tolerability issues. No oral iron medicines are currently FDA approved to treat iron deficiency anemia in non-dialysis dependent CKD patients, and the NDD-CKD patient population remains underserved.

About Auryxia™

Auryxia™ (ferric citrate) was approved by the U.S. Food and Drug Administration on September 5, 2014 and is indicated in the U.S. for the control of serum phosphorus levels in patients with CKD on dialysis. The U.S. approval of Auryxia was based on data from the company’s Phase 3 registration program. In the Phase 3 clinical trials, Auryxia effectively reduced serum phosphorus levels to within the KDOQI guidelines range of 3.5 to 5.5 mg/dL.

Auryxia binds with dietary phosphate in the GI tract and precipitates as ferric phosphate. The unbound portion of Auryxia has been shown to increase serum iron parameters including ferritin and transferrin saturation (TSAT). Iron absorption from Auryxia may lead to excessive elevations in iron stores. Accordingly, physicians should assess and monitor iron parameters before starting and while on Auryxia, and may need to decrease or discontinue IV iron for these patients. The most common adverse events for Auryxia treated patients were gastrointestinal-related, including diarrhea, nausea, vomiting and constipation. For more information about Auryxia and the US full prescribing information, visit www.Auryxia.com.

IMPORTANT U.S. SAFETY INFORMATION FOR AURYXIA™

Contraindication: Patients with iron overload syndrome, e.g. hemochromatosis, should not take Auryxia™.

Iron Overload: Iron absorption from Auryxia may lead to increased iron in storage sites. Iron parameters should be monitored prior to and while on Auryxia. Patients receiving IV iron may require a reduction in dose or discontinuation of IV iron therapy.

Accidental Overdose of Iron: Accidental overdose of iron containing products is a leading cause of fatal poisoning in children under 6 years of age. Keep Auryxia away from children as it contains iron. Call a poison control center or your physician in case of an accidental overdose in a child.

Patients with Gastrointestinal Bleeding or Inflammation: Safety has not been established for these patients.

Adverse Events: The most common adverse events with Auryxia were diarrhea (21%), nausea (11%), constipation (8%), vomiting (7%) and cough (6%). Gastrointestinal adverse reactions were the most common reason for discontinuing Auryxia (14%). Auryxia contains iron and may cause dark stools, which is considered normal with oral medications containing iron.

Drug Interactions: Doxycycline should be taken at least 1 hour before Auryxia. Ciprofloxacin should be taken at least 2 hours before or after Auryxia.

For Full Prescribing Information for Auryxia, please visit http://auryxia.com/important-safety-information/

Keryx Biopharmaceuticals, Inc.

Condensed Consolidated Statement of Operations

(In thousands, except share and per share amounts)

(unaudited)

	Three Months Ended
	March 31
	2016	2015
Revenues:
Net U.S. Auryxia product sales	$5,616	$422
License revenue	1,209	753

Total Revenues	6,825	1,175

Operating Expenses:
Cost of goods sold	1,071	76
License expenses	726	452
Research and development	7,616	9,591
Selling, general and administrative	20,809	18,880

Total Operating Expenses	30,222	28,999

Operating Loss	(23,397)	(27,824)

Other Income (expense):
Other income (expense), net	(17,547)	107

Loss Before Income Taxes	(40,944)	(27,717)

Income taxes	20	22

Net Loss	$(40,964)	$(27,739)

Net Loss Per Common Share
Basic and diluted net loss per common share	$(0.39)	$(0.28)

Shares Used in Computing Net Loss Per Common Share
Basic and diluted	105,649,571	100,553,490

Selected Consolidated Balance Sheet Data

(In thousands)

(unaudited)

	March 31, 2016	December 31, 2015
Assets
Cash and cash equivalents	$170,531	$200,290
Inventory	$42,198	$41,881
Total assets	$229,532	$258,685

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$17,328	$26,795
Deferred revenue	$3,718	$3,526
Derivative liability	$48,693	$46,686
Convertible senior notes, net of discount	$106,521	$90,773
Total liabilities	$180,137	$171,751
Stockholders’ equity	$49,395	$86,934

Forward Looking Statements

Some of the statements included in this press release, particularly those regarding the commercialization and ongoing clinical development of Auryxia and our expected cash operating expenses, may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: whether we can increase adoption of Auryxia in patients with CKD on dialysis; whether we can maintain our operating expenses to projected levels while continuing our current clinical,regulatory and commercial activities; whether we will able to identify and negotiate acceptable terms with a commercialization partner in the E.U.; whether we or a partner can successfully launch Fexeric in the E.U.; whether Riona® will be successfully marketed in Japan by our Japanese partner, Japan Tobacco, Inc. and Torii Pharmaceutical Co., Ltd; the risk that the FDA may not concur with our interpretation of our Phase 3 study results in non-dialysis dependent (NDD) CKD, supportive data, conduct of the studies, or any other part of our regulatory submission and could ultimately deny approval of ferric citrate for the treatment of IDA in adults with stage 3-5 NDD CKD; the risk that if approved for use in NDD-CKD that we may not be able to successfully market Auryxia; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

Use of Non-GAAP Financial Measures

To supplement the financial measures presented in Keryx’ press release and related conference call or webcast in accordance with accounting principles generally accepted in the United States (“GAAP”), Keryx also presents expected cash operating expenses in the 2016 financial guidance discussion above, which is a non-GAAP financial measure. This non-GAAP financial measure’s most comparable GAAP financial measure is total operating expenses. Keryx believes that the non-GAAP financial measure cash operating expenses provides investors with useful information regarding the company’s financial condition and prospects because this measure helps an investor better understand the company’s expected liquidity needs. Also, this non-GAAP measure is used by Keryx management for internal review of the company’s operating performance.

A “non-GAAP financial measure” refers to a numerical measure of the company’s historical or future financial performance, financial position, or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in the company’s financial statements. Keryx provides the non-GAAP measure listed above as additional information relating to Keryx’ expected operating results as a complement to results provided in accordance with GAAP. The non-GAAP financial information presented here should be considered in conjunction with, and not as a substitute for or superior to, the financial information presented in accordance with GAAP. There are significant limitations associated with the use of non-GAAP financial measures. Further, these measures may differ from the non-GAAP information, even where similarly titled, used by other companies and therefore should not be used to compare Keryx’ performance to that of other companies.

About Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals, with headquarters in Boston, is focused on bringing innovative medicines to market for people with renal disease. In December 2014, the company launched its first FDA-approved medicine, Auryxia™ (ferric citrate) in the United States. In January 2014, ferric citrate was approved for use in Japan, where it is being marketed as Riona® by Keryx’s Japanese partner, Japan Tobacco Inc. and Torii Pharmaceutical Co. Ltd. In September 2015, the European Commission granted European market authorization for Fexeric® (ferric citrate coordination complex). For more information about Keryx, please visit www.keryx.com

KERYX BIOPHARMACEUTICALS CONTACTS:

Amy Sullivan

Vice President, Corporate Development and Public Affairs

T: 617.466.3519

amy.sullivan@keryx.com

Lora Pike

Senior Director, Investor Relations

T: 617.466.3511

lora.pike@keryx.com